                            NON-COMPETITION AGREEMENT


     THIS NON-COMPETITION AGREEMENT (this "Agreement") is made as of this 31st day of July, 1996, by and between The Triumph Group, Inc., a Delaware corporation, or its nominee ("Buyer"), and Daryl Jay Donkersloot, an individual residing at 9681 South Palm Drive, Tempe, Arizona 85284 ("Seller").

                                    RECITALS

     Concurrently with the execution and delivery of this Agreement, Buyer is purchasing from Seller and Gayla Sue Donkersloot, an individual residing at 9681 South Palm Drive, Tempe, Arizona 85284 ("Mrs. Donkersloot"), all of the issued and outstanding shares (the "Shares") of Common Stock, no par value per share, of Advanced Materials Technologies Inc., an Arizona corporation (the "Company"), pursuant to the terms and conditions of a Stock Purchase Agreement dated as of the date hereof (the "Stock Purchase Agreement"). Section 8.4(d) of the Stock Purchase Agreement requires that a non-competition agreement be executed and delivered by Seller as a condition to the purchase of the Shares by Buyer.

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. Capitalized terms used but not expressly defined in this Agreement have the meanings assigned to them in the Stock Purchase Agreement.

2. ACKNOWLEDGMENTS BY SELLER. Seller acknowledges that (a) Seller has occupied a position of trust and confidence with the Acquired Companies prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Acquired Companies (collectively, the "Confidential Information"): (i) any and all Trade Secrets (as defined below) concerning the business and affairs of the Acquired Companies, (ii) any and all information concerning the business and affairs of the Acquired Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, and (iii) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Acquired Companies containing or based, in whole or in part, on any information included in the foregoing; (b) the business of the Acquired Companies is national in scope; (c) its products and services are marketed throughout the United States; (d) the Acquired Companies compete with other businesses that are or could be located in any part of the United States; (e) Buyer has required that Seller make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to Buyer's purchase of the Shares owned by Seller and Mrs. Donkersloot; (f) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Acquired Companies' businesses; and (g) the Acquired Companies would be irreparably damaged if Seller were to breach the covenants set forth in Sections 3 and 4 of this Agreement. As used herein, the term "Trade Secrets" will mean product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures of the Acquired Companies and any other information, however documented, of the Acquired Companies that is a "trade secret" within the meaning of the Arizona Uniform Trade Secrets Act.

3. CONFIDENTIAL INFORMATION. Seller acknowledges and agrees that all Confidential Information known or obtained by Seller, whether before or after the date hereof, is the property of the Acquired Companies. Therefore, Seller agrees that Seller will not, at any time, disclose to any unauthorized Persons or use for his own account or for the benefit of any third party (other than the Company, the Acquired Companies or any of their successors) any Confidential Information, whether Seller has such information in Seller's memory or embodied in writing or other physical form, without Buyer's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Seller's fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Acquired Companies. Seller agrees to deliver to Buyer, at any time Buyer may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of the Acquired Companies and any other Confidential Information that Seller may then possess or have under Seller's control.

4. NONCOMPETITION. As an inducement for Buyer to enter into the Stock Purchase Agreement and as additional consideration for the consideration to be paid to Seller under the Stock Purchase Agreement and the consideration to be paid under this Agreement, Seller agrees that:

     (a) For a period of six years after the Closing:

          (i) Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Acquired Companies, anywhere within the United States; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

         (ii) Seller will not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employee of an Acquired Company to leave the employ of such Acquired Company, (B) in any way interfere with the relationship between an Acquired Company and any employee of such Acquired Company, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any non-secretarial employee of an Acquired Company, or
(D) induce or attempt to induce any customer, supplier, licensee or business relation of an Acquired Company to cease doing business with such Acquired Company, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of an Acquired Company.

        (iii) Seller will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to Seller to be a customer of an Acquired Company, whether or not Seller had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Acquired Companies.

     (b) In the event of a breach by Seller of any covenant set forth in
Section 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

     (c) Seller will not, at any time during or after the six year period, disparage Buyer or the Acquired Companies, or any of their stockholders, directors, officers, employees or agents.

     (d) Seller will, for a period of six years after the Closing, within ten days after accepting any employment, advise Buyer of the identity of any employer of Seller.

5. COMPENSATION. As additional consideration for the covenants in Section 4 of this Agreement, Buyer will pay to Seller the sum of $3,720,000 (the "Consideration"), in six consecutive annual installments of $620,000 each, due and payable on each of the six anniversary dates of the Closing; provided, however, that in the event the IRS challenges Seller's past compensation, installments of the Consideration will be reduced by amounts equal to any taxes, penalties and expenses (including reasonable attorneys' fees) (not to exceed, in the aggregate, $300,000) paid by Buyer in connection with the defense of such matter.

6. BUYERS' REMEDIES. If Seller breaches the covenants set forth in Sections 3 or 4 of this Agreement, Buyer and the Acquired Companies will be entitled to the following remedies:

          (a) Damages from Seller;

          (b) To offset against any and all amounts owing to Seller under
Section 5(b) of this Agreement the amount of any money judgment awarded to Buyer or the Acquired Companies by a court of competent jurisdiction based upon a claim under Section 6(a) of this Agreement, plus costs of defense and reasonable attorneys' fees; and

          (c) In addition to its right to Damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and the Acquired Companies and would be an inadequate remedy for such breach.

7. SELLER'S REMEDIES. If a court of competent jurisdiction determines that Buyer breached any covenant set forth in Section 5 of this Agreement, Seller may elect either (a) to terminate this Agreement whereupon Seller will be released from all of the covenants set forth in Sections 3 and 4 of this Agreement and Buyer and the Acquired Companies will be relieved of all liability hereunder, or (b) to receive a money judgment, together with pre-judgment interest at the rate of ten percent (10%) per annum on the unpaid installment only, commencing on the date on which the court determines that such installment was due and payable.

8. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Buyer and Seller and will inure to the benefit of Buyer and its affiliates, successors and assigns and Seller and Seller's assigns, heirs and legal representatives. Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer.

9. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10. GOVERNING LAW. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

11. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Pennsylvania, County of Montgomery, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12. SEVERABILITY. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller.

13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

15. NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     Seller:   Mr. Daryl Jay Donkersloot
               9681 South Palm Drive
               Tempe, Arizona 85284

               with a copy to:

               James R. Nearhood, Esq.
               Nearhood & Associates, P.C.
               7501 East McCormick Parkway, Suite 114N
               Scottsdale, Arizona 85258

               Telecopier:  (602) 998-0820

     Buyer:    The Triumph Group, Inc.
               Four Glenhardie Corporate Center
               1255 Drummers Lane, Suite 200
               Wayne, Pennsylvania 19087-1565

               Attention:  Mr. John R. Bartholdson

               Telecopier:  (610) 975-0563
               with a copy to:

               Edward D. Slevin, Esq.
               Ballard Spahr Andrews & Ingersoll
               1735 Market Street, 51st Floor
               Philadelphia, Pennsylvania 19103

               Telecopier:  (215) 864-8999

16. ENTIRE AGREEMENT. This Agreement, the Employment Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                         BUYER:

                         THE TRIUMPH GROUP, INC.



                         By: /s/ Richard C. Ill
                            -------------------------------------
                            Richard C. Ill
                            President and Chief Executive Officer


                         SELLER:


                         /s/ Daryl Jay Donkersloot
                         ----------------------------------------
                         Daryl Jay Donkersloot